Exhibit 99.1

NEWS RELEASE 08-013	Contacts:	Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE REPORTS

INVOLUNTARY SALE OF COO’s COMMON STOCK

No Other Officers or Directors Affected

October 17, 2008 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) today announced that 4,520 shares of Hornbeck Offshore common stock owned by its Chief Operating Officer, Carl G. Annessa, were recently sold pursuant to an involuntary margin call affected by Mr. Annessa’s broker. Following the sale, Mr. Annessa still beneficially owns or has rights to approximately 235,000 shares of Company stock, including previously granted vested and unvested stock-based compensation. However, only about 44,000 of those shares remain pledged. Given the recent volatility in the capital markets, it is possible that additional involuntary sales by Mr. Annessa’s broker could occur. No other officers or directors of Hornbeck Offshore have any Company common stock pledged against margin loans.

Mr. Annessa commented, “I am extremely disappointed to have been forced to sell any of my shares of Hornbeck Offshore stock at such a low price and am actively taking steps to eliminate the margin balance with my broker. These involuntary sales in no way reflect my view of the Company’s financial position or future outlook. I am as confident as ever in the long-term strength of Hornbeck Offshore.”

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and in select other domestic and international markets, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges in the northeastern U.S., the domestic Gulf of Mexico, the Great Lakes and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006